Lineage Announces Pricing of
$500 million of Senior Notes due 2030

NOVI, Mich. – June 10, 2025 – Lineage, Inc. (NASDAQ: LINE) (the “Company”), today announced that Lineage OP, LP (the “Operating Partnership”), a direct subsidiary of the Company, priced an offering of $500 million aggregate principal amount of 5.250% Senior Notes due 2030 (the “Notes”) at a price of 98.991% of the principal amount.

The Notes will be senior unsecured obligations of the Operating Partnership and will be fully and unconditionally guaranteed by the Company, Lineage Logistics Holdings, LLC and each other subsidiary of the Company (other than the Operating Partnership and certain excluded subsidiaries) that guarantees or is otherwise obligated in respect of the Company’s revolving credit and term loan agreement. Interest on the Notes will accrue at a rate of 5.250% per annum and be payable semi-annually on January 15 and July 15 of each year. The Notes will mature on July 15, 2030. Closing of the offering is expected to occur on June 17, 2025, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the Notes to repay amounts outstanding from time to time under its revolving credit facility and for other general corporate and working capital purposes.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act. The Notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This communication is not an offer to sell or a solicitation of an offer to buy securities of Linage, Inc. or its subsidiaries, nor shall it constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. There can be no assurances that the offering of the Notes will be completed as described herein or at all.

Safe Harbor Statement
This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the timing and consummation of the offering of the Notes and the expected use of the net proceeds. Forward-looking statements can generally be identified by the use of words such as words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “could,” “should,” “would,” “seek,” “position,” “support,” “drive,” “enable,” “optimistic,” “target,” “opportunity,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. The

Company can provide no assurances that it will be able to complete the offering on the anticipated terms, or at all. For a further list and description of such risks and uncertainties, see the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2024. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact	Media Contact
Evan Barbosa	Megan Hendricksen
VP, Investor Relations	VP, Global Marketing & Communications
ir@onelineage.com	pr@onelineage.com

Source: Lineage, Inc.